Exhibit 99.1

First Industrial Realty Trust Closes $425 Million
and $375 Million Unsecured Term Loans

CHICAGO, January 22, 2026 – First Industrial Realty Trust, Inc. (NYSE: FR), a leading fully integrated owner, operator and developer of logistics real estate, today announced the refinancing of its $425 million unsecured term loan with an initial maturity date of January 22, 2030 with a one-year extension option at the Company’s discretion, subject to certain conditions. The term loan provides for interest-only payments initially at an interest rate of SOFR plus 85 basis points based on the Company’s current credit ratings. The previous 10 basis point SOFR adjustment was eliminated from this loan.

Wells Fargo Securities, LLC and PNC Capital Markets LLC served as the Joint Lead Arrangers and Joint Book Runners. BofA Securities, Inc., U.S. Bank National Association, Regions Capital Markets, Fifth Third Bank, National Association and Associated Bank served as additional Joint Lead Arrangers, with Wells Fargo Bank, National Association as Administrative Agent, and PNC Bank, National Association, Bank of America, N.A., U.S. Bank National Association, Regions Bank, Fifth Third Bank, National Association and Associated Bank as Co-Syndication Agents. American Savings Bank also participated in the term loan.

The Company also refinanced its $300 million term loan and expanded its size to $375 million with an initial maturity date of January 22, 2029 with two one-year extension options at the Company’s discretion, subject to certain conditions. The term loan provides for interest-only payments initially at an interest rate of SOFR plus 85 basis points based on the Company’s current credit ratings. The previous 10 basis point SOFR adjustment was eliminated from this loan.

U.S. Bank National Association, BofA Securities, Inc., PNC Capital Markets LLC and Regions Capital Markets serve as the Joint Lead Arrangers and Joint Book Runners, with U.S. Bank National Association as Administrative Agent, Bank of America, N.A. as Syndication Agent, and PNC Bank, National Association and Regions Bank as Co-Documentation Agents. JPMorgan Chase Bank, N.A., Wells Fargo Bank, National Association and Royal Bank of Canada also participated in the term loan.

In conjunction with these refinancings, the Company also amended its $200 million unsecured term loan to, among other things, eliminate the 10 basis point SOFR adjustment.

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“We thank our banking partners for their commitments and support in refinancing these term loans, providing us capital to support our long-term growth,” said Scott Musil, chief financial officer of First Industrial Realty Trust, Inc.

About First Industrial Realty Trust, Inc.

First Industrial Realty Trust, Inc. (NYSE: FR) is a leading U.S.-only owner, operator, developer and acquirer of logistics properties. Through our fully integrated operating and investing platform, we provide high quality facilities and industry-leading customer service to multinational corporations and regional firms that are essential for their supply chains. In total, we own and have under development approximately 70.4 million square feet of industrial space concentrated in 15 target MSAs as of September 30, 2025. For more information, please visit us at www.firstindustrial.com.

Forward-Looking Information
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act"). We intend for such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on certain assumptions and describe our future plans, strategies and expectations, and are generally identifiable by use of the words "believe," "expect," "plan," "intend," "anticipate," "estimate," "project," "seek," "target," "potential," "focus," "may," "will," "should" or similar words. Although we believe the expectations reflected in forward-looking statements are based upon reasonable assumptions, we can give no assurance that our expectations will be attained or that results will not materially differ. Factors that could have a materially adverse effect on our operations and future prospects include, but are not limited to: changes in national, international, regional and local economic conditions generally and real estate markets specifically, including impacts and uncertainties arising from trade disputes and tariffs on goods imported to or exported from the United States; changes in legislation/regulation (including laws governing the taxation of real estate investment trusts) and actions of regulatory authorities; our ability to qualify and maintain our status as a real estate investment trust; the availability, cost and attractiveness of financing (including both public and private capital), increases in or prolonged periods of elevated interest rates, and our ability to raise equity capital on attractive terms; the availability and attractiveness of terms of debt repurchases; our ability to retain our credit agency ratings; our ability to comply with applicable financial covenants; changes in the competitive environment in which we operate, including changes in supply, demand and valuation of industrial properties and land in our current and potential markets; our ability to identify, acquire, develop and/or manage properties on favorable terms; our ability to dispose of properties on favorable terms; our ability to successfully integrate acquired properties; potential liability relating to environmental matters; defaults on or non-renewal of leases by our tenants; decreases in rental rates or increases in vacancy rates; higher-than-expected real estate construction costs and delays in development or lease-up timelines; uncertainty and economic impacts of pandemics, epidemics or other
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public health emergencies or fear of such events; risks associated with cybersecurity breaches, cyberattacks, intrusions or other significant disruptions of our information technology networks or systems; potential natural disasters and other catastrophic events, including acts of war or terrorism; insufficient or unavailable insurance coverage; technological developments, particularly those affecting supply chains and logistics; litigation risks, including costs associated with prosecuting or defending claims and potential adverse outcomes; risks associated with our investments in joint ventures, including our lack of sole decision-making authority; and other risks and uncertainties described in Item A, "Risk Factors" and elsewhere in our annual report, on Form 10-K for the year ended December 31, 2024, as well as those risks and uncertainties discussed from time to time in our other Exchange Act reports and public filings with the Securities and Exchange Commission (the “SEC”). We caution you not to place undue reliance on forward-looking statements, which reflect our outlook only and speak only as of the date of this press release or the dates indicated in the statements. We assume no obligation to update or supplement forward-looking statements except as may be required by law. For further information on these and other factors that could impact us and the statements contained herein, reference should be made to our filings with the SEC.

Contact: Art Harmon
Senior Vice President, Investor Relations and Marketing
(312) 344-4320

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